Exhibit No. 99-c to SEC Form 10-QSB

For Quarterly Period Ending June 30, 1999


      EXHIBIT 99-c
      ARTICLES OF AMENDMENT
      to the
      ARTICLES OF INCORPORATION
      of
      HELIX BIOMEDIX, INC.

   Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation, by and through its undersigned President and Secretary, certifies the following:


FIRST: The name of the corporation is Helix Biomedix, Inc., a Colorado corporation (the "Corporation").

SECOND:   On May 28, 1999, at a duly called Annual Meeting of the
          Shareholders of the Corporation, the shareholders adopted the following amendment to the Corporation's Articles of Incorporation (As previously amended):

   The first paragraph of Article IV of the Corporation's Articles of Incorporation is amended to change (a) the number of authorized shares of Common Stock from "Two million (2,000,000)" to "Ten million (10,000,000) and (b) the number of authorized shares of Preferred Stock from "Four hundred thousand (400,000)" to "Two million (2,000,000)", with such amendment effective after filing with the Colorado Secretary of State.

THIRD: The foregoing amendment was adopted by the shareholders at a meeting duly noticed in accordance with the provisions of Section 7-110-103 of the Colorado Corporation Code, at all times a quorum was present for the meeting, and the number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group. There were no shares of Preferred Stock issued and outstanding, therefore only the holders of the no par value common stock were entitled to vote on the amendment.

FOURTH: The foregoing amendment does not provide for any exchange, reclassification, or cancellation of issued shares, and no shares of Preferred Stock are issued and outstanding.


   IN WITNESS WHEREOF, the Corporation's President and Secretary, for and on behalf of the Corporation, have executed these Articles of Amendment to the Articles of Incorporation this 14th day of July, 1999.
                                          HELIX BIOMEDIX, INC.

                                              /s/ Keith P. Lanneau
                                          BY:________________________________
                                             Keith P. Lanneau, President

                                              /s/ Michael K. Marcantel
                                          BY:________________________________
                                             Michael K. Marcantel, Secretary

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